JOHN W. SNOW ELECTED TO
MARATHON OIL CORPORATION BOARD OF DIRECTORS

HOUSTON, September 27, 2006 – Marathon Oil Corporation (NYSE: MRO) announced today that former U.S. Treasury Secretary John W. Snow has been elected to the Company’s board of directors, effective immediately.

Commenting on the announcement, Thomas J. Usher, non-executive chairman of Marathon’s board of directors, said, “Marathon is very pleased to welcome back John Snow to the Company’s board of directors. His knowledge of Marathon and of our industry gained while a former USX Corporation board member, coupled with his extensive experience in both the public and private sector and his keen global insights, will be highly complementary to our ongoing efforts to profitably grow Marathon.”

Snow previously served as a member of USX Corporation’s board of directors from March 1995 through December 2001. USX Corporation changed its name to Marathon Oil Corporation on December 31, 2001, in connection with the disposition of its steel business through a tax-free distribution of the common stock of its then wholly owned subsidiary, United States Steel Corporation.

President George W. Bush nominated Snow to be the 73rd Secretary of the Treasury on January 13, 2003, and the United States Senate unanimously confirmed him to the position on January 30, 2003. He was sworn into office on February 3, 2003, and served with distinction until leaving office on June 29, 2006. As Secretary of the Treasury, Snow worked closely with the President on a broad array of economy policy issues.

Prior to becoming Secretary of the Treasury, Snow was chairman and chief executive officer of CSX Corporation, where he successfully guided the global transportation company through a period of tremendous change.  During Snow’s twenty years at CSX, he led the Corporation to refocus on its core railroad business, dramatically reduce injuries and train accidents, and improve its financial performance.

Snow held several high-ranking positions in the Department of Transportation during the Ford Administration where he led the efforts to reform regulation of the motor carrier, airline, barge and rail industries.

From 1994 through 1996 Snow served as Chairman of the Business Roundtable, the foremost business policy group comprised of 250 chief executive officers of the nation’s largest companies.  During that period, he played a major role in supporting passage of the North American Free Trade Agreement and working on the deficit reduction agreement.

Snow is also recognized as a leading champion of improved corporate governance practices.  He is a former co-chairman of the influential Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise.  He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement in 1992 that made recommendations following the savings and loan crisis.

Snow was born in Toledo, Ohio, on August 2, 1939, and did undergraduate work at Kenyon College and the University of Toledo, from which he received a Bachelor of Arts degree in 1962. Both schools have honored him with honorary degrees. He also holds a Masters Degree from the Johns Hopkins University and a Ph.D. in economics from the University of Virginia where he studied under two Nobel Prize winners.  Snow graduated with a law degree from the George Washington University in 1967 and was on the economics faculty at the University of Maryland and the University of Virginia. He also taught on the law faculty at George Washington University. He served as a Visiting Fellow at the American Enterprise Institute in 1977 and a Distinguished Fellow at the Yale School of Management from 1978 until 1980. His interest in education includes service on the School Board of the City of Richmond from 1983 to 1985.

Before joining the Bush Administration, Snow served on various corporate and non-profit boards including the American Enterprise Institute and Johns Hopkins University.

-xxx-

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140